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                                                                     EXHIBIT 4.3

October 6, 2000



Mr. A. Max Ramras
President and CEO
RCG Capital Markets Group, Inc.
5635 E. Thomas Road
Phoenix, Arizona 85018

     Re: Engagement Agreement between RCG Capital Markets Group, Inc. ("Optionee") and AZZ incorporated ("Company"), formerly Aztec Manufacturing Co., dated February 7, 2000 (the "Engagement Agreement") and Amendment No. 1 to the Engagement Agreement dated July 12, 2000

Dear Mr. Ramras:

     This letter will serve as the second amendment to the captioned Engagement Agreement.

     As previously agreed, the exercise price of $10.13, which is applicable to a portion of the Shares covered by the Option, was derived from the market price on February 22, 2000, the date of approval of the Engagement Agreement by the Board of Directors of AZZ incorporated. The Company and Optionee agreed to pricing on that date since the Option was not effective until that date and it was necessary to price the Option on the date it became effective.

     This letter will confirm that options to purchase 17,500 Shares, which were contingent upon an increase in the average trading volume of AZZ stock, have vested with an exercise price of $10.13 per Share.

     This will also confirm the agreement of Company and Optionee that the registration of the Shares underlying the Option may be made on an appropriate SEC registration form and that RCG has requested that such a filing be made.

     All terms in this letter which are capitalized shall have the definition for such terms contained in the Stock Option Agreement dated as of February 22, 2000 between the Company and Optionee.
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Mr. A. Max Ramras
October 6, 2000
Page 2

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     Please confirm the agreement of Optionee to the matters set forth in this letter.

                                Yours very truly,

                                /s/ Dana L. Perry

                                Dana L. Perry, Vice President and CFO


Accepted:

RCG CAPITAL MARKETS GROUP, INC.

By:  /s/ A. Max Ramras
     --------------------------------
     A. Max Ramras, President and CEO
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[LOGO]

                                                5635 E. Thomas Road.
                                                Phoenix, Az. 85018
                                                (602) 675-0400
                                                (602) 675-0480
                                                mramras@rcgonline.com



July 12, 2000


Mr. David H. Dingus
President & COO
AZZ incorporated.
P.O. Box 668
400 North Tarrant
Crowley, TX 76036

In line with our recent discussion and verbal agreement, the original engagement agreement between Aztec Manufacturing Co. ("AZZ") and RCG Capital Markets Group, Inc., ("RCG") dated February 7, 2000 shall be amended to reflect the following changes:

Referencing paragraph (c) of the Financial Relations Compensation Attachment, the option exercise price shall be adjusted from $10.13 to $16.25 for those particular vesting elements and related percentages which occur by securing research and the second media events as described in that attachment. Notwithstanding the above, it is agreed that the option exercise price shall remain at the $10.13 upon securing the first media vesting event. Furthermore, the option exercise price for the vesting event which occurs upon obtaining a
12.5 P/E ratio, shall be adjusted to become the closing stock price of AZZ common stock on the 45th consecutive calendar day when achievement has been obtained for that vesting element. All other option elements vested to date shall remain as per the terms and conditions of the original attachment.

In addition, by execution of this amendment, both parties acknowledge and agree that the July 7, 2000 termination letter tendered by AZZ is hereby withdrawn by the Company.

All other terms, provisions and conditions of the original engagement agreement shall remain in effect and shall continue to govern the on-going consulting relationship between RCG and AZZ.

Sincerely,

/s/ A. Max Ramras

A. Max Ramras
President and CEO


Accepted:

/s/ Dana L. Perry

AZZ incorporated
Dated:  8-1-00
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